Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2017 (except for the discontinued operations discussed in Note 5 and the effects thereof, as to which the date is October 2, 2017), with respect to the consolidated financial statements of Sunoco LP as of December 31, 2016 and 2015, and for the years then ended, included in this Current Report of Sunoco LP on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-213057, File No. 333-210494, and File No. 333-203965) and on Form S-8 (File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
October 2, 2017